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                                November 17, 2000


To the Board of Directors
  of PLATO Learning, Inc.

Ladies and Gentlemen:

     I hereby resign from the offices of Chairman of the Board and Chief Executive Officer of PLATO Learning, Inc. (the "Company") and from all offices that I hold with subsidiaries of the Company, effective upon the Board of Directors' election of John Murray to the office of Chief Executive Officer of the Company and conditioned upon the following understanding which the Company confirms by signing below:

          1. My resignation is under clause (b) of Section 1 of the Severance and Noncompetition Agreement, dated as of September 20, 1989, among the Company, its subsidiary and me (the "Agreement") with "Good Reason," as defined in Section 6 of the Agreement, entitling me to the payments and benefits specified in Section 1 of the Agreement, commencing on the effective date of my resignation. The payments and benefits I will receive under Section 1 of the Agreement are limited to the following:

               (a) Continued salary at the rate of $20,671.88 per month, for the two-year period following the effective date of my resignation, payable according to the Company's regular payroll policies.

               (b) Continued coverage under the Company's Group Medical and Dental Benefit Plan for myself and my former spouse, for the two-year period following the effective date of my resignation, according to the terms of the Group Medical Plan, on the same basis and at the same contribution rate as applies to active employees electing similar coverage.

               (c) Continued coverage under the Company's group life insurance policy, having a death benefit of $400,000, for the two-year period following the effective date of my resignation.

          2. No later than January 15, 2001, the Company will pay to me a total of $24,000 (which amount is equal to two years of premiums, prior to the renewal increase in 2000, for the supplemental life insurance policy on my life having a death benefit of $2 million). The Company will have no further responsibility with respect to such supplemental life insurance policy.

          3. I will be entitled to receive my bonus payable for the fiscal year ended October 31, 2000, payable in January 2001, determined according to the terms of the Company's 2000 annual bonus plan, as adopted by the Board at its meeting in June 2000 (having the performance criteria specified by the Board at such meeting, including a pre-tax income target, calculated before bonus expense).


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          4. My continued service on the Company's Board of Directors will count toward the vesting and expiration of my stock options; provided that any of my unvested stock options will become vested on the effective date of my termination of service on the Board. To effect the provisions of this paragraph 4, prior to my resignation, the Board shall take all action necessary to amend the agreements relating to my stock options and the plans pursuant to which my stock options were granted to provide that (a) my unvested stock options will continue to vest during my service on the Board, (b) none of my stock options will expire until the earlier of 10 years from their date of grant and 90 days following my termination of service on the Board and (c) upon my termination of service on the Board, all of my unvested stock options will vest in full.

          5. In addition to the continued coverage under the Group Medical Plan for the two-year period following the effective date of my resignation as described in paragraph 1 above, the Company will provide me and my former spouse with coverage under the Group Medical and Dental Plan for an additional period of six months following such two-year period, on the same basis and at the same contribution rate as applies to active employees electing similar coverage. At the end of such six-month period, I and my former spouse will be entitled to elect further continued coverage under the Group Medical and Dental Plan, at my expense, for a period of up to 18 months, pursuant to COBRA.

          6. The Company shall provide me at its expense with continued use of the office space at 3150 West Higgins Road, Suite 155, Hoffman Estates, Illinois, including utilities and secretarial assistance, on the same basis as currently provided for the six-month period following the effective date of my resignation.

          7. In connection with my resignation and the election of John Murray as Chief Executive Officer of the Company, the Company will issue a press release in the form attached as Exhibit A hereto and will make no further statements with respect to my resignation other than statements that are wholly consistent with the statements set forth in such press release. At the time of the issuance of such press release, a letter will be sent from me to all employees of the Company in the form attached as Exhibit B hereto.

          8. The Company will pay the reasonable legal fees and expenses, in an amount not to exceed $15,000, actually incurred by me in connection with the negotiation of my resignation.

          9. In consideration of the payments described above and the other agreements and representations in this letter, on my own behalf and on behalf of my heirs, executors, administrators and assigns, I release and forever discharge the Company and all of its related companies, affiliated enterprises, parents, subsidiaries, successors and predecessors (together with the Company, the "PLATO Learning Parties"), and all of the PLATO Learning Parties' past, present, and future administrators, agents, officers, directors, employees, shareholders, insurers, successors, predecessors, assigns and attorneys, of and from all manner of actions, cause or causes of action, suits, debts, agreements, promises, charges, claims and demands, whatsoever, in law or in equity, that I now have or may have, both known and unknown, arising out of my employment with any of the PLATO Learning Parties. This waiver and release includes, but is not limited to, any claims arising under Title VII of the Civil Rights Act of 1964, as amended; the


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     Age Discrimination in Employment Act, as amended by the Older Workers
     Benefit Protection Act of 1990; the Americans with Disabilities Act; the Illinois Human Rights Act, any state or local employment or non-discrimination statute, regulation, rule, or ordinance; or any claim for discrimination or harassment of any kind, breach of contract or public policy, wrongful or retaliatory discharge, defamation and/or any other claim to any form of compensation or benefits, including attorney fees, arising prior to the date of this letter; provided, however, that nothing contained in this paragraph 9 shall apply to, or release the PLATO Learning Parties from (a) any obligation of the Company contained in this letter, in the Agreement or in any plan or program of the Company under which I am entitled to a benefit in accordance with this letter or the Agreement or under which I have an accrued or vested benefit, (b) any obligation of the Company to indemnify me pursuant to its certificate of incorporation or by-laws or the Delaware General Corporation Law in connection with my service as an officer or director of the Company or (c) any obligation covered by the directors and officers liability insurance policy maintained by the Company.

          10. I acknowledge that I have consulted with an attorney before signing this letter, that I have read and understand this letter in its entirety, and that I am knowingly and voluntarily agreeing to the waiver and release and other provisions of this letter. I understand that I have had up to twenty-one (21) days to consider the terms of this letter and that I may revoke and rescind my acceptance of those terms at any time within seven (7) days of the date I sign this letter by providing notice to the Company. All rights, duties, and obligations of the parties under this letter shall, upon revocation and rescission, become null and void and of no further force and effect, and I shall promptly repay any payments or benefits conferred upon me under this letter prior to the date of revocation and rescission.

                                                   Very truly yours,



                                                   William R. Roach


Accepted and Agreed on November 17, 2000.

PLATO LEARNING, INC.


By    John Murray
      ------------
Its   President and Chief Executive Officer
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